Exhibit 10.3

EMPLOYMENT AGREEMENT

__________________________, a Delaware corporation, located at ________________________, (hereinafter referred to as “Company”), and JOHN XU, residing at __________________________________, (hereinafter referred to as “Executive”), in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. EMPLOYMENT

Agreement Subject to Termination

Section 1.01. Executive’s employment under this Agreement shall be for an unspecified term, on an “at-will” basis. If Executive is in violation of this Agreement, Company may terminate employment without notice and with one-month salary as compensation to Executive. The compensation paid under this Agreement shall be the Executive’s exclusive remedy.

ARTICLE 2. DUTIES OF EXECUTIVE

Employment as Chief Executive Officer

Section 2.01. Executive is hereby hired to perform services for Company as Chief Executive Officer (“CEO”).

Time and Attention

Section 2.02. Executive agrees to devote all of Executive’s time, attention, and energy to the performance of Executive’s duties as a CEO, subject to the direction and control of the Board of Directors of Company. Executive will represent the local management team of Company.

Competitive Activities

Section 2.03. During the term of this contract Executive shall not, directly or indirectly, either as an employee, executive, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company.

Non-Compete Following Sale of Company

Section 2.04. Upon sale of all of his ownership interest in the Company, Executive agrees to refrain from carrying on a similar business within ____ mile radius of the location of the Company, for a period of ____ years.

Duties

Section 2.05. Executive shall perform all duties of marketing and safety, including, but not limited to, forecasting and prospecting, visiting current and prospective clients, preparing quotations, preparing invoices, and assisting with delivery and collection of invoices.

Adherence to Rules

Section 2.06. Executive at all times during the performance of this Agreement shall strictly adhere to and obey all the rules and regulations as set forth by the Board of Directors of Company. Executive will report to the Board of Directors of Company. Executive understands that Company strictly disallows any unlawful practice and Executive is personally responsible for any such violation(s).

Satisfactory Performance of Duties

Section 2.07. The employment of Executive shall continue only as long as the services rendered by Executive are satisfactory to Company, notwithstanding any other provision contained in this agreement. Company shall be the sole judge as to whether the services of Executive are satisfactory. Executive agrees to obtain written permission from the Board of Directors before any major changes or any financial arrangement prior to implementation.

ARTICLE 3. COMPENSATION OF EXECUTIVE

Compensation

Section 3.01. Executive will be paid a salary of $________________ per ________, which is the sole discretion of the Board of Directors of Company.

ARTICLE 4. PROPERTY RIGHTS OF THE PARTIES

Confidentiality

Section 4.01. Executive recognizes that Company has and will have information regarding the following: products, samples, prices, costs, discounts, future plans, business affairs, trade secrets, technical matters, customers’ lists, customer account numbers, customer access codes, customer billing information, and other vital information (collectively “Information”) which is valuable, special and unique properties of Company or customer. Executive agrees that Executive will not at any time (even after Executive ceases to be employed by Company) or in any matter, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without prior written consent of the Company. Executive will protect the Information and treat it as strictly confidential even if Executive is no longer employed by Company. A violation by Executive of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief. Any attorney’s fees incurred by Company due to Executive’s violation of this section shall be at the expense of the Executive. All samples provided to Executive shall remain the property of Company.

Soliciting Customers After Termination of Employment

Section 4.02. Executive acknowledges and agrees that the names and addresses of Company’s customers constitute trade secrets of Company and that the sale of unauthorized use or disclosure of any of Company’s trade secrets obtained by Executive during Executive’s employment with Company, either directly or indirectly (1) make known to any person, firm, or corporation the names or addresses of any of Company’s customers or any other information pertaining to them; or (2) call on, solicit, or take away, or attempt to call on, solicit, or take away any of Company’s customers on whom Executive called or with whom Executive became acquainted during Executive’s employment with Company, either on Executive’s behalf or that of other person, firm, or corporation.

Ownership of Customer Records

Section 4.03. All records of the accounts of customers and any other records and books relating in any manner whatsoever to the customers of Company, whether prepared by Executive or otherwise, shall be the exclusive property of Company regardless of who actually purchased the original book or record.

ARTICLE 5. TERMINATION OF EMPLOYMENT

Term and Termination

Section 5.01. The term of this Agreement shall begin on October ___, 2021, and shall continue for a period of three (3) years (Initial Term). The term of this Agreement shall automatically renew for successive three (3) years period unless otherwise terminated as provided in this Agreement. Either party may request that this Agreement be renegotiated by giving written notice to the other party at least (90) day calendar days prior to the end of the initial term or any renewal thereof.

Return of Property

Section 5.02. Upon termination of this Agreement, Executive shall deliver all property (including keys, records, notes, data, memoranda, models, customer files and equipment) that is in Executive’s possession or under Executive’s control that is Company’s property or related to Company’s business.

ARTICLE 6. GENERAL PROVISIONS

Notices

Section 6.01. Any notices to be given by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Arbitration

Section 6.02. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration with a neutral arbitrator, and judgment on the award rendered may be entered in any court having jurisdiction.

Attorneys’ Fees and Costs

Section 6.03. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which the prevailing party may be entitled. This provision shall be construed as applicable to the entire contract.

Entire Agreement

Section 6.04. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or biding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

Partial Invalidity

Section 6.05. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

Section 6.06. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Executed on __________________, at _____________________ ,_______________.

EMPLOYER, __________________________INC.

By
_______________________________, PRESIDENT

CHIEF EXECUTIVE OFFICER

JOHN XU